                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             TRAK AUTO CORPORATION
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                             TRAK AUTO CORPORATION
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- - --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- - --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- - --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- - --------------------------------------------------------------------------------
     (3) Filing party:

- - --------------------------------------------------------------------------------
     (4) Date filed:

- - --------------------------------------------------------------------------------


- - ---------------

      (1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                                [TRAK AUTO LOGO]

                                3300 75TH AVENUE

                            LANDOVER, MARYLAND 20785

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 24, 1994

     The Annual Meeting of Stockholders of Trak Auto Corporation, a Delaware corporation (the "Corporation"), will be held on June 24, 1994 at 1:45 p.m. at the Marriott Courtyard, 8330 Corporate Drive, Landover, MD for the following purposes:

     1. To elect seven directors as set forth in the accompanying Proxy
        Statement.

     2. To ratify the selection of the firm Arthur Andersen & Co. as auditors for the fiscal year ending January 28, 1995.

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on May 12, 1994 will be entitled to notice of and to vote at the meeting. The list of stockholders entitled to vote at the meeting shall be open to the examination of any stockholder during the ten days prior to the meeting at the Corporation's offices, 3300 75th Avenue, Landover, Maryland, during normal business hours.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL YOUR PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. IF YOU ARE PRESENT AT THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                                            By Order of the Board of Directors

                                            Herbert H. Haft
                                            Chairman of the Board

June 1, 1994

                             TRAK AUTO CORPORATION

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 24, 1994

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Trak Auto Corporation, a Delaware corporation (the "Corporation"), for use at the 1994 annual meeting of stockholders to be held on June 24, 1994 at 1:45 p.m. at the Marriott Courtyard, 8330 Corporate Drive, Landover, MD and at any adjournments thereof (the "Meeting").

     Record holders of the Corporation's common stock, par value $.01 per share (the "Shares"), at the close of business on May 12, 1994 are entitled to notice of, and to vote at, the Meeting. On May 12, 1994, there were outstanding 6,053,818 Shares. Each stockholder will be entitled to one vote for each Share held at the close of business on May 12, 1994.

     The Shares represented by valid proxies received by the Corporation in time for the Meeting will be voted as specified in such proxies. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by attending the Meeting and voting in person or by filing with the Secretary of the Corporation an instrument of revocation or duly executed proxy bearing a later date.

     This Proxy Statement, and the accompanying notice of the Meeting and proxy form, are first being sent or given to stockholders on or about June 1, 1994.

     The mailing address of the Corporation's principal executive offices is 3300 75th Avenue, Landover, Maryland 20785, Attention: Elliot R. Arditti, Esq.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information known to the Corporation concerning the ownership of 5% or more of the Shares as of the record date. The voting and investment powers of the Shares are held solely by the reported owner unless otherwise indicated.

                                                                       AMOUNT AND    PERCENT OF
                          NAME AND ADDRESS                               NATURE      CLASS (1)
- - --------------------------------------------------------------------   ----------    ----------
Dart Group Corporation (2)..........................................   3,962,245        65.5
3300 75th Avenue
Landover, MD 20785
Heartland Advisors, Inc. (3)........................................     601,803         9.9
790 N. Milwaukee Street
Milwaukee, WI 53202
Dimensional Fund Advisors Inc. (4)..................................     331,300         5.5
1299 Ocean Avenue
Santa Monica, CA 90401

- - ---------------
(1) Based on total shares outstanding at May 12, 1994.

(2) Herbert H. Haft holds sole voting power with respect to 57.02% of the Class B Common Stock of Dart Group Corporation ("Dart"), the only class of voting stock of Dart, pursuant to an irrevocable proxy from Ronald S. Haft, the record owner of such Dart Class B Common Stock. As such, Herbert H. Haft has indirect voting and investment power with respect to the Shares of the Corporation owned by Dart. The remaining shares of Dart Class B Common Stock are owned by Ronald S. Haft, Gloria G. Haft, Linda G. Haft, and Robert M. Haft. See "Certain Events" for a description of certain transactions between Herbert H. Haft and Ronald S. Haft involving Dart Class B Common Stock.
(3) Based on the holdings reported on the most recent Schedule 13G filed by Heartland Advisors, Inc., an investment advisor registered under the Investment Advisors Act of 1940 ("Heartland"), on February 10, 1994. These Shares include 300,000 Shares (representing 4.6% of the Shares outstanding) as to which Heartland has sole voting power. Heartland has sole dispositive power for 601,803 Shares.
(4) Based on holdings reported on Schedule 13G filed by Dimensional Fund Advisors Inc., an investment advisor registered under the Investment Advisors Act of 1940 ("DFA"), on February 9, 1994. DFA has sole voting power with respect to 226,100 Shares (representing 3.7% of the Shares outstanding). Persons who are officers of DFA also serve as officers of DFA Investment Dimensions Group Inc. (the "Fund") and Investment Trust Company (the "Trust"). In their capacities as officers of the Fund and Trust, these persons vote 94,800 Shares (representing 1.6% of the Shares outstanding) owned by the Fund and 10,400 Shares (representing .2% of the Shares outstanding) owned by the Trust. DFA has sole dispositive power with respect to 331,300 Shares.

CERTAIN EVENTS

     On July 28, 1993, Herbert H. Haft sold 172,730 shares of Dart Class B Common Stock to Ronald S. Haft for the purchase price of $80.00 per share, and Ronald S. Haft granted to Herbert H. Haft an irrevocable proxy to vote those shares until his death or incapacity. Such shares represent 57.0% of the outstanding Dart Class B Common Stock, which is the only class of voting stock of Dart; Dart, in turn, owns 65.5% of the Shares of the Corporation. The total acquisition price for these shares was $13,818,400, of which $2,763,680 was paid at closing from personal savings; the remaining $11,054,720 was paid for with a promissory note bearing interest at 6.6%, the applicable federal rate, as announced in the Federal Register on July 28, 1993, with the principal amount and any accrued and unpaid interest due and payable on August 1, 2013.

     Pursuant to an employment agreement dated August 1, 1993, between Dart and Ronald S. Haft, Ronald S. Haft acquired for $5.00 per share options (the "Options") to purchase 197,048 shares of Dart's Class B Common Stock. The total acquisition price for the Options was $985,240. The source of funds for the acquisition was personal savings.

     The exercise price of the Options is $89.65 per share. The Options were immediately exercisable as of the date of the Agreement, and expire August 1, 2008. The Options may be exercised by notice to Dart, with payment in cash following within 30 days of the notice. Further, if Ronald S. Haft's employment is terminated other than for conviction of an offense involving moral turpitude or for conviction of a felony, he will have the right to exercise all of the Options prior to or at such time; in the event of his death, his personal representative shall have the right to exercise the Options within 60 days thereof.

     Under the Agreement, Dart also agreed to loan to Ronald S. Haft the full amount of the exercise price of any Options which he may exercise. Any such loan is to bear interest at the prime rate charges as of the date of the loan by NationsBank or its successor. Principal and interest on any such loan is to be due separately upon the earlier of (i) the sale of shares of Dart Class B Common Stock purchased with the loan proceeds,
(ii) the fifth anniversary of the loan, or (iii) 90 days from the termination of Ronald S. Haft's employment under the Agreement.

     Accordingly, there are 302,952 issued and outstanding shares of Dart Class B Common Stock, of which Ronald S. Haft owns 25,246 shares (or 8.3%), and of which Ronald S. Haft owns another 172,730 shares (or 57.0%) with voting power held by Herbert H. Haft. If all the shares of Dart Class B Common Stock covered by the Options were issued, there would be 500,000 issued and outstanding shares of Dart Class B Common Stock, of which Ronald S. Haft would then own 395,024 shares (or 79.0%), with voting power over 222,294 shares (or 44.5%), and Herbert
H. Haft would have voting power over 172,730 shares or (34.5%).

                             ELECTION OF DIRECTORS

     Seven directors are to be elected at the Meeting. Unless otherwise specifically directed, the persons named in the accompanying proxy will vote such proxy for the election of the nominees listed below as directors of the Corporation to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Although it is not contemplated that any nominee will decline or be unable to serve as a director, in either such event the proxies will be voted by the proxy holders for such other person as may be designated by the pursuant Board of Directors.

     The following information is furnished with respect to the nominees:

     HERBERT H. HAFT, age 73, the founder of Dart, which is in the business of operating retail discount auto parts stores through the Corporation, retail discount book stores through Crown Books Corporation ("Crown Books"), retail discount grocery stores through Shoppers Food Warehouse ("Shoppers Food") and is engaged in other retail, real estate and financial operations through other subsidiaries, has been Chief Executive Officer and Chairman of the Board of Dart since 1960. He has been Chairman of the Board of Directors and Chief Executive Officer of the Corporation since its organization, and was Chairman or Co-Chairman of the Board of Directors of Crown Books from its organization in 1983 until December 1991 when he became Chairman of the Executive Committee. Mr. Haft became Chairman of the Board of Directors of Crown Books again in June 1993. Mr. Haft is a director of Dart, Crown Books and Shoppers Food.

     R. KEITH GREEN, age 43, was named director of the Corporation in September 1991. He has been the President of the Corporation since July 1990. Mr. Green was president and chief executive officer of The Whitlock Corporation, Inc. from 1987 until he joined the Corporation.

     RONALD S. HAFT, age 35, was named a director of the Corporation in July 1993. Mr. Haft was named President and Chief Operating Officer of Dart in August 1993. Prior to that, Mr. Haft was President of Combined Properties, Inc., a real estate management company, from 1984 and continues to hold that position. Mr. Haft is a director of Dart, Crown Books and Shoppers Food.

     DOUGLAS M. BREGMAN, age 44, is a partner in the law firm of Bregman, Berbert & Schwartz, specializing in commercial real estate law. Mr. Bregman is also an Adjunct Professor of Law at the Georgetown University Law Center. Mr. Bregman was elected to serve as a director of the Corporation, Dart and Crown Books in June 1993.

     H. RIDGELY BULLOCK, age 60, is president of Montchanin Management Corporation, a management and financial consulting firm, and president and director of Michel Vineyards. Mr. Bullock is an attorney in New York. Mr. Bullock previously served as chairman and chief executive officer of Bank of New England Corporation and UniDynamics Corporation. Mr. Bullock was elected a director of the Corporation, Dart and Crown Books on December 20, 1993.

     LARRY G. SCHAFRAN, age 55, is managing general partner of L.G. Schafran and Associates, a New York based investment advisory firm, and is a director of Publicker Industries, Inc., Capsure Holdings, Corp. and OXIGENE, Inc. Mr. Schafran has previously held the positions of vice president and director of Webb & Knapp, Inc. and its successor General Property Corp. Mr. Schafran was elected a director of the Corporation, Dart and Crown Books on December 20, 1993.

     BONITA A. WILSON, age 52, has been a retailing executive with Saks Jandel since February 1994. Prior to that she was a retailing executive with the May Company. Ms. Wilson serves on the board of directors of Wedgewood Financial Management, Inc. Ms. Wilson was elected to serve as a director of the Corporation, Dart, and Crown Books in June 1993.

     Herbert H. Haft is the father of Ronald S. Haft. There is no family relationship between any of the other directors or officers of the Corporation.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Corporation's officers and directors, and any persons who beneficially own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership of the Corporation's securities and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and ten percent shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely upon its review of such forms received by it, the Corporation believes that during the fiscal year ended January 29, 1994, all filing requirements applicable to its officers, directors and ten percent shareholders were complied with, except that each of Herbert H. Haft, Gloria G. Haft, Robert
M. Haft, Claudine B. Malone, Warren Tydings, James G. Leonard, Ron Marshall and
R. Keith Green did not file one Form 5 on a timely basis, reporting the granting of options on July 31, 1992 pursuant to the Corporation's stock option plan. The granting of such options was reported by each such person, except Robert M. Haft and Warren Tydings (who is deceased), on Forms 5 filed on March 15, 1994, or, for Claudine B. Malone, on or about March 23, 1994.

OWNERSHIP OF CAPITAL STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table summarizes the ownership of Shares and common stock of Dart by each of the Corporation's directors, named executive officers and its directors and officers as a group as of May 12, 1994:

                                                                              APPROXIMATE
                                                      TITLE OF    NO. OF      PERCENTAGE
                       NAME                            CLASS      SHARES       OF CLASS
- - --------------------------------------------------  ------------  -------     -----------
Herbert H. Haft...................................  Class A (1)   262,496(2)     16.48
                                                    Class B (1)   172,730(3)     57.02
                                                    Trak Auto      50,498(4)       .83
Ronald S. Haft....................................  Class A        62,347         4.29
                                                    Class B       395,024(3)     79.00
R. Keith Green....................................  Trak Auto      10,498(5)       .17
Bonita A. Wilson..................................  Class A           375(6)       .03
                                                    Trak Auto       1,500(7)       .02
Douglas M. Bregman................................  Class A           375(6)       .03
                                                    Trak Auto       1,500(7)       .02
H. Ridgely Bullock................................       --          None        --
Larry G. Schafran.................................       --          None        --
Robert E. Brann...................................  Trak Auto       2,000(8)       .03
Thomas V. Reilly..................................  Trak Auto       2,000(8)       .03
Dennis N. Weiss...................................  Class A         2,250(9)       .15
                                                    Trak Auto       1,000(10)      .02
All directors and officers as a group (13           Class A       617,110(11)    33.95
  persons)........................................
                                                    Class B       420,270        84.05
                                                    Trak Auto     111,495(12)     1.82

- - ---------------

 (1) Refers to Dart Class A Common Stock ("Class A") or Dart Class B Common Stock ("Class B").
 (2) Includes exercisable options for 139,749 Class A shares.
 (3) Represents 172,730 Class B Shares owned by Ronald S. Haft with sole voting power retained by Herbert H. Haft.
 (4) Includes exercisable options for 49,998 Shares. Does not include 3,962,245 Shares owned by Dart, as to which Herbert H. Haft may also be deemed to have beneficial ownership.
 (5) Exercisable options for 10,498 Shares.
 (6) Exercisable options for 375 Class A shares.
 (7) Exercisable options for 1,500 Shares.
 (8) Exercisable options for 2,000 Shares.
 (9) Exercisable options for 2,250 Class A shares.
(10) Exercisable options for 1,000 Shares.
(11) Includes exercisable options for 364,081 Class A shares.
(12) Includes exercisable options for 69,495 Shares. Does not include 3,962,245 Shares owned by Dart, as to which Herbert H. Haft may also be deemed to have beneficial ownership.

     Except as otherwise indicated, each and director and executive officer has sole voting and investment power over his Dart common stock and Shares.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors held eleven meetings during the fiscal year ended January 29, 1994 and took action by written consent on two other occasions.

     The Board of Directors' audit committee is responsible for monitoring the Corporation's accounting procedures, insuring the adequacy of internal policies and controls and reviewing potential conflict of interest situations. The members of the audit committee are Bonita A. Wilson and Douglas M. Bregman. The audit committee met two times in fiscal 1994. The Corporation does not have a nominating or compensation committee.

     Two independent directors, H. Ridgely Bullock and Larry G. Schafran, have been appointed by the Board of Directors to the Special Litigation Committee. The members of the Special Litigation Committee assess, on behalf of the Corporation, whether to pursue, settle or abandon certain derivative litigation. See "Litigation".

                             EXECUTIVE COMPENSATION

COMPENSATION REPORT OF THE BOARD OF DIRECTORS

     This report describes the Corporation's compensation policies applicable to its executive officers, including its Chief Executive Officer, during the fiscal year ended January 29, 1994. The Corporation has no special compensation committee, and executive compensation policies are formulated by the entire Board of Directors.

     Executive compensation during the fiscal year consisted principally of salary and stock options granted under the Trak Auto Corporation 1993 Stock Option Plan (the "Trak 1993 Plan"). The annual salary of the Corporation's CEO, Mr. Herbert H. Haft, has been $250,900 since 1986 and was not reviewed by the Board during the last fiscal year. For other executive officers, annual salary is determined by the person to whom such officer reports (in the case of officers other than the President, in consultation with the CEO), based on the officer's previous year's salary and his superior's subjective assessment of the responsibilities of the position held, the competitive market for retail executives with comparable levels of responsibility, the executive's performance on the job and other factors that the superior deems relevant or appropriate. The Corporation's President is eligible to receive a bonus based on the Corporation's operating results as compared to budget for the fiscal year. No bonus was awarded pursuant to this formula in fiscal 1994. No bonuses were awarded to any other executive officers.

     Executive officers also received grants of stock options under the Trak 1993 Plan. The Board feels that annual awards of stock options are an effective means of aligning an executive's compensation with the interests of shareholders, since the value of such options are tied directly to increases in the market value of the Corporation's common stock. The exercise price for all options granted in 1994 was the market value of the Corporation's common stock on the date of grant. Options become exercisable over time. One-third will become exercisable one year from the date of grant, an additional one-third will become exercisable two years from the date of grant and the last third will become exercisable three years from the date of grant. There is no set number of options that can be awarded in any year or any formula for allocating options among the officers. The amount of options awarded to each executive officer was based on the Board's subjective evaluation of the relative contributions of the executives to the Corporation. The Board also continued its practice of previous years of awarding options to the President and Chief Operating Officer of Dart, in recognition that this executive, while receiving no other compensation from the Corporation, performs an important role in the management of the Corporation.

     Executive officers may also participate in the Corporation's tax-qualified profit sharing retirement plan (the "Profit Sharing Plan") on the same basis as other employees of the Corporation. Amounts contributed to the Profit Sharing Plan by the Corporation may not exceed 5% of its consolidated pre-tax income for each fiscal year subject to certain adjustments, and are proportionately allocated among participants based on their respective compensation levels subject to statutory limitations. The Corporation maintains the Profit Sharing Plan for the benefit of all employees, and does not maintain any special or additional retirement arrangements for its executive officers.

     The 20,000 options granted to the Corporation's CEO, Herbert H. Haft, reflects the Board's view that a greater proportion of his compensation than that of other executives should be linked directly to the performance of the Corporation's common stock. Thus, while the CEO's salary is not significantly higher than that of other executive officers, his compensation will be increased significantly if the Corporation's stock performs well. The number of options granted is the same number as have been awarded to Mr. Haft in each of the previous ten years.

                                          Herbert H. Haft
                                          R. Keith Green
                                          Ronald S. Haft
                                          Douglas M. Bregman
                                          H. Ridgely Bullock
                                          Larry G. Schafran
                                          Bonita A. Wilson

                           SUMMARY COMPENSATION TABLE

     The Summary Compensation Table is intended to provide an overview of both annual and long-term compensation for each of Herbert H. Haft, R. Keith Green, Robert E. Brann, Thomas V. Reilly and Dennis N. Weiss (the "Executive Group"). It requires separate, line-by-line entries for compensation paid to each member of the Executive Group for the last three years.

                                                                                 LONG TERM
                                                                               COMPENSATION
                                          ANNUAL COMPENSATION                     AWARDS
                                  -----------------------------------   ---------------------------
                                                            OTHER        SECURITIES
                                                            ANNUAL       UNDERLYING     ALL OTHER
   NAME AND PRINCIPAL                                    COMPENSATION     OPTIONS      COMPENSATION
        POSITION           YEAR   SALARY($)   BONUS($)      ($)(1)          (#)           ($)(2)
- - ------------------------   ----   ---------   --------   ------------   ------------   ------------
Herbert H. Haft.........   1994    250,000         --       12,500         20,000          1,000
  CEO                      1993    250,000         --       10,000         20,000          3,200
                           1992    250,000         --       10,000         20,000          1,500
R. Keith Green..........   1994    263,000         --       12,500         10,000          1,000
  President                1993    236,700    115,000 (3)   15,200          6,500          3,200
                           1992    225,000     50,000       10,000          5,000          1,500
Robert E. Brann.........   1994    211,100         --           --          1,600            500
  Executive Vice           1993    196,200         --           --          1,500          3,100
     President             1992    190,000         --           --          1,500          1,400
Thomas V. Reilly........   1994    187,100         --           --          1,600            500
  Executive Vice           1993    170,400         --        1,700          1,500          2,700
     President             1992    165,000         --        1,600          1,500          1,200
Dennis N. Weiss.........   1994    197,100         --           --          1,250             --
  Vice President--         1993    206,400         --           --            750             --
     Real Estate           1992    169,800         --           --            750             --

- - ---------------
(1) Other annual compensation for Mr. Haft and Mr. Green for fiscal 1994 was board fees.
(2) Represents allocations to the accounts of certain members of the Executive Group pursuant to the Corporation's Profit Sharing Plan.
(3) Includes $65,100 payment of estimated annual bonus on December 31, 1992.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

     This table provides information with respect to grants of options to the Executive Group and Ronald S. Haft during the prior fiscal year and the exercise or base price, expiration date and estimates of the potential realizable values of such options.

                                                                                         POTENTIAL
                                                                                        REALIZABLE
                                               % OF                                  VALUE AT ASSUMED
                               NUMBER OF      TOTAL                                    ANNUAL RATES
                               SECURITIES    OPTIONS                                  OF STOCK PRICE
                               UNDERLYING   GRANTED TO    EXERCISE                   APPRECIATION FOR
                                OPTIONS     EMPLOYEES     OR BASE                     OPTION TERM(2)
                                GRANTED     IN FISCAL      PRICE      EXPIRATION    -------------------
            NAME                (#)(1)         YEAR        ($/SH)        DATE        5%($)      10%($)
- - ----------------------------   ---------    ----------    --------    ----------    --------   --------
Herbert H. Haft.............     20,000        16.6         12.50       7/31/98      127,000    280,800
R. Keith Green..............     10,000         8.3         12.50       7/31/98       63,500    140,400
Robert E. Brann.............      1,600         1.3         12.50       7/31/98       10,200     22,500
Thomas V. Reilly............      1,600         1.3         12.50       7/31/98       10,200     22,500
Dennis N. Weiss.............      1,250         1.0         12.50       7/31/98        7,900     17,600
Ronald S. Haft..............     10,000         8.3         12.50       7/31/98       63,500    140,400

- - ---------------
(1) Options become exercisable over time. One-third will become exercisable one year from the date of grant, an additional one-third will become exercisable two years from the date of grant and the last third will become exercisable three years from the date of grant. Options expire five years after the date of grant. Options are granted at market price on the date of grant. All options granted to executive officers are "incentive stock options" under the Internal Revenue Code except those options granted to Mr. Herbert Haft and Mr. Ronald S. Haft in fiscal 1994, which are non-qualified options. Incentive stock options entitle the option holder to special tax treatment provided that the option holder satisfies certain holding periods with respect to Shares acquired on the exercise of options. In general, if the holding periods are satisfied, the option holder will incur no taxable income by reason of exercise of the option, and the Corporation will not receive an income tax deduction by reason of the exercise. The option holder will recognize gain or loss upon a subsequent sale of the Shares, based on the difference between the amount for which the Shares are sold, and the option price paid.
(2) Potential realizable value is based on an assumption that the price of the Shares appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the five year option term. These numbers are calculated based on the rules and regulations promulgated by the SEC and do not reflect the Corporation's estimate of future stock price growth.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     This table provides information regarding the exercise of options during the fiscal year and the number and value of unexercised options held at year end.

                                                                       NUMBER OF
                                                                      SECURITIES        VALUE OF
                                                                      UNDERLYING       UNEXERCISED
                                                                      UNEXERCISED     IN-THE-MONEY
                                                                      OPTIONS AT       OPTIONS AT
                                                                        FY-END          FY-END($)
                                                                     -------------    -------------
                                   SHARES ACQUIRED       VALUE       EXERCISABLE/     EXERCISABLE/
              NAME                   ON EXERCISE       REALIZED      UNEXERCISABLE    UNEXERCISABLE
- - --------------------------------   ---------------    -----------    -------------    -------------
Herbert H. Haft.................            --               --          49,998          115,500
                                                                         40,002           38,000
R. Keith Green..................            --               --          10,498           31,900
                                                                         16,002           10,600
Robert E. Brann.................            --               --           2,000            7,400
                                                                          3,100            3,200
Thomas V. Reilly................            --               --           2,000            7,400
                                                                          3,100            3,200
Dennis N. Weiss.................            --               --           1,000            3,700
                                                                          2,000            1,600
Ronald S. Haft..................            --               --              --               --
                                                                         10,000               --

COMPENSATION OF DIRECTORS

     Compensation. Each director is compensated by the Corporation at the rate of $15,000 per year and each outside director is compensated an additional $1,000 per meeting. Those directors who are members of the Corporation's audit committee and profit sharing committee receive an annual fee of $5,000 for each committee. The members of the Special Litigation Committee are compensated at the rate of $250 per hour.

     Trak Auto Corporation 1993 Stock Option Plan. The Trak 1993 Plan specifies that 1,500 Non-Qualified Stock Options shall be granted to each director who is not an employee each calendar year, such options to be effective as of July 31 each year and to expire five years from the date of grant.

     Deferred Compensation Plan. The Corporation adopted the 1988 Trak Auto Corporation Deferred Compensation Plan for Directors, effective January 1, 1988 (the "Compensation Plan"). The Compensation Plan permits the Corporation's directors to defer the payment of all or a specified part of future compensation payable for services as director, including fees for serving on or attending meetings of committees of the Board of Directors. Each director may elect, on or before January 31 of any year, to defer payment of compensation, payable on or after the February 1st following such election, for services to be performed during the twelve-month period commencing on such February 1 and ending on January 31 of the following calendar year (the "Plan Year"). After such an election, all subsequent compensation will be deferred until the director notifies the Corporation, prior to the commencement of any Plan Year, that compensation for future Plan Years is to be paid on a current basis.

     Deferred compensation will not be paid to the director as earned, but will be held in the Corporation's general funds and credited to a bookkeeping account maintained by the Corporation in the name of the director. Each participating director will be treated as a creditor of the Corporation with respect to such funds. Deferred compensation will be paid to directors in a lump sum on the February 15th of the Plan Year after retirement, unless the director elects, at the time he exercises the deferral option, to be paid in up to ten annual installments.

     Payments to Former Directors. During the year ended January 29, 1994, the Corporation purchased the outstanding in-the-money stock options held by former directors Claudine B. Malone ($10,300) and James G. Leonard ($19,100). Mr. Leonard also received, at his election, the first two of three payments under the Compensation Plan. The Corporation agreed to provide Mr. Leonard certain retirement benefits (approximately $18,000) and to continue for Mr. Leonard and Ms. Malone full rights to indemnification as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors of the Corporation does not have a compensation committee, and policies regarding executive compensation are formulated by the Board. This section sets forth certain relationships among the members of the Board of Directors.

     Certain members of the Board are directors, officers or employees of the Corporation, Dart and its subsidiaries, as follows: Herbert H. Haft is Chairman of the Board and Chief Executive Officer of Dart, Chairman of the Board and Chief Executive Officer of the Corporation and Chairman of the Board of Crown Books. Ronald S. Haft is President and Chief Operating Officer and a Director of Dart, and a Director of the Corporation and Crown Books.

     Certain former directors of the Board were directors, officers or employees of the Corporation and Dart and its other subsidiaries during the last fiscal year, as follows: Robert M. Haft was until June 1993 President and Chief Operating Officer and Director of Dart, Chairman of the Board of Crown Books, and Vice Chairman of the Board of Directors of the Corporation. Gloria G. Haft is a Vice President of Dart and, until June 1993, was also Secretary and Director of Dart, Secretary and Director of Crown Books, and Vice President and Secretary and Director of the Corporation.

     Ronald S. Haft, Robert M. Haft, and Gloria G. Haft are all beneficial owners of more than 5% of Dart Class B Common Stock. Herbert H. Haft holds an irrevocable proxy to vote certain Class B Common Stock owned by Ronald S. Haft. Herbert H. Haft and Gloria G. Haft are husband and wife. Ronald S. Haft and Robert M. Haft are their sons.

CERTAIN TRANSACTIONS

     Dart provides the Corporation with certain general and administrative services. Some of these services include executive management, accounting, personnel administration, legal and real estate. In addition, the Corporation provides similar services to Dart and its other subsidiaries. Some of these services were advertising administration, data processing and loss prevention. In management's opinion, the intercompany charges for these services were equal to the incremental costs incurred by Dart or the Corporation to provide these functions. The incremental costs were the variable costs in excess of what Dart or the Corporation needed to service their own operations. During the year ended January 29, 1994, such services resulted in a charge to the Corporation of $929,000 and a charge from the Corporation of $490,000. It is not practicable for the Corporation to estimate the cost it would have incurred for these services if it had operated as an unaffiliated entity. In addition, Dart charges the Corporation for actual expenses which relate directly to the Corporation's operations. Substantially all such charges are supported by invoices from unrelated parties designating the Corporation as recipient of the related goods and services. These direct charges were $1,586,000 in the year ended January 29, 1994.

     Of the Corporation's 314 stores as of January 29, 1994, 23 stores are held under lease or sublease agreements from entities in which members of the Haft family own substantially all the beneficial interests. Two stores are leased from partnerships in which Dart owns the majority interest and the remaining interests are owned by partnerships in which Haft family members own all the partnership interests. In addition, two stores are subleased from Crown Books. During the year ended January 29, 1994, the fees and rentals paid by the Corporation under these agreements were $5,182,000. Subsequent to January 29, 1994, the Corporation signed a lease modification agreement with a partnership in which Haft family members own all the partnership interest. This modification replaces existing space with a larger space for a larger store.

     Prior to January 29, 1994 the outside members of the Board of Directors of the Corporation approved each related party lease. After January 29, 1994, the Real Estate Committee (composed of one independent director of the Board of Directors) approves these transactions. The Board of Directors is provided with a fairness opinion attesting that the proposed lease is representative of market rent for the subject property. The Haft family members do not vote on these leases.

     The Corporation leases a 176,000 square foot warehouse located in Bridgeview, Illinois from a private partnership in which Haft family members own all of the partnership interests. The lease (which commenced April 27, 1984) is for thirty years and six months and provides for rental payments increasing approximately 15% every five years over the term of the lease. The current annual rental is $588,000. The lease also requires the payment of maintenance, utilities, insurance and taxes on the warehouse. Under the terms of the lease agreement, Dart is jointly and severally liable for the lease obligations. The partnership purchased the warehouse on March 12, 1984 for approximately $3,100,000.

     The Corporation subleases from Dart 210,000 square feet of a warehouse and office facility located in Landover, Maryland which it shares with Dart and Crown Books. The sublease is for 30 years and six months, provides for rental payments increasing approximately 15% every five years over the term of the sublease and commenced October 1985. The current annual rental is $1,284,000. The sublease also requires the payment of maintenance, utilities, insurance and taxes allocable to the space subleased. Dart leases the entire 271,000 square foot warehouse and office facility from a private partnership in which Haft family members own all of the partnership interests. The Corporation's lease is on the same terms as Dart's lease from the Haft family partnership.

     Dart has a lease agreement with a private partnership in which Haft family members own all of the partnership interests, for land adjacent to the Corporation's warehouse in Landover, Maryland. The lease is for the same period as the warehouse and office facility lease described above and the current annual rental is $33,000 with increases of three percent per year. Such rent will be renegotiated upon commencement of construction of any improvements. The Corporation has agreed to bear the annual carrying cost for such land until such time it becomes desirable to use the land in order to expand the Corporation's warehousing facilities.

     On April 20, 1992, the Corporation entered into an agreement with Dart to sublease 6,500 square feet in a warehouse facility adjacent to the above warehouse and office facility. Dart leases the property from a partnership in which Haft family members own all of the partnership interests. The term of the sublease is one year (with nine one year option periods). The current annual rental is $21,000 and will increase to $24,000 for each of the last five option periods. The sublease also requires the Corporation to pay approximately $6,000 annually for its full share of any common area charges, real estate taxes and insurance premiums.

     The Corporation has a lease agreement with a private partnership in which Haft family members own all of the partnership interests, for a 317,000 square foot distribution center in Ontario, California. The lease is for 20 years, commenced in December 1989, and provides for increasing rental payments, based upon the Consumer Price Index for the Los Angeles area, over the term of the lease. Annual rental for the first five years is $1,130,000. The lease requires the payment of maintenance, utilities, insurance and taxes. The partnership purchased the distribution center for approximately $10,800,000.

     The Board of Directors of the Corporation has authorized certain officers and directors of the Corporation to apply for loans from the Corporation to exercise their vested stock options. Under the plan approved by the board, the loans must bear interest at the prime rate, adjusted annually, must be secured by all of the stock acquired by exercise of the options, must be repaid out of the first proceeds of sale of the stock or at the end of three years, whichever is earlier, and the borrower must demonstrate to the Corporation's chief financial officer both that it would be difficult to dispose of the number of shares on the open market and that he or she presents a reasonable credit risk to the Corporation. Under this plan, the Corporation lent $124,000 to Robert M. Haft on December 31, 1992, to exercise options to purchase 10,000 Shares. This loan was repaid in September 1993.

CERTAIN LITIGATION

     In September 1993, Alan R. Kahn and Tudor Trust, shareholders of Dart, filed a lawsuit in the Delaware Court of Chancery for New Castle County naming as defendants Herbert H. Haft, Ronald S. Haft, Douglas M. Bregman, Bonita A. Wilson, Combined Properties, Inc., Combined Properties Limited Partnerships, and Capital Resources Limited Partnership. The suit is brought derivatively and names as nominal defendants Dart and five of its subsidiaries, the Corporation, Crown Books, Shoppers Food, Total Beverage Corporation, and Cabot-Morgan Real Estate Company. The complaint alleges waste, breach of fiduciary duty, and entrenchment in connection with various lease agreements between the Combined Properties defendants and Dart and its subsidiaries, the compensation paid Ronald S. Haft and Herbert H. Haft, Dart's Agreement with Ronald S. Haft, and the sale of Dart Class B Stock by Herbert H. Haft to Ronald S. Haft. Plaintiffs seek an accounting of unspecified damages incurred by Dart, voiding of the options sold to Ronald S. Haft, and costs and attorneys' fees.

     In November 1993, Robert M. Haft filed another lawsuit in the Delaware Court of Chancery for New Castle County. The lawsuit names as defendants Herbert
H. Haft, Ronald S. Haft, Douglas M. Bregman, and Bonita A. Wilson, and also names Dart as a nominal defendant. The complaint derivatively alleges interested director transactions, breach of fiduciary duty and waste in connection with Dart's Agreement with Ronald S. Haft. Robert M. Haft also brings individual claims for breach of contract and dilution of voting rights in connection with the sale of Dart Class B Stock by Herbert H. Haft and Dart's Agreement with Ronald S. Haft. The complaint seeks rescission of the sale of Dart Class B Stock and the options Agreement, unspecified damages from the individual directors, and costs and attorneys' fees. On May 17, 1994, Mr. Haft settled his individual claims in this lawsuit and agreed to seek dismissal of the derivative claims.

PERFORMANCE GRAPH

     The following graph tracks an assumed investment of $100 on the start dates indicated below in the Corporation's Common Stock, the S&P 500 Index and the S&P Retail Store Specialty Index, assuming full reinvestment of dividends and no payment of brokerage or other commissions or fees. Past performance is not necessarily indicative of future performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                      FOR THE YEAR ENDED JANUARY 29, 1994

      MEASUREMENT PERIOD           TRAK AUTO      STANDARD &     RETAIL STORE
    (FISCAL YEAR COVERED)         CORPORATION    POOR'S INDEX      SPECIALTY
1989                                       100             100             100
1990                                        76             114             117
1991                                        57             124             134
1992                                       139             152             181
1993                                       180             168             238
1994                                       121             190             231

                     RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected the firm of Arthur Andersen & Co., independent certified public accountants, to serve as auditors for the fiscal year ending January 28, 1995. Arthur Andersen & Co. has served as the Corporation's auditors since its organization. The Board of Directors recommends a vote "FOR" the ratification of this selection.

     A representative of Arthur Andersen & Co. is expected to attend the Meeting. At that time the representative will have the opportunity to make a statement if he desires, and will be available to respond to appropriate questions regarding the most recent audit of the Corporation's financial statements.

                     SOLICITATION OF PROXIES, STOCKHOLDERS'
                          PROPOSALS AND OTHER MATTERS

     Proxies for the meeting will be solicited by mail and may be solicited by telephone and other means of communication. Solicitation may be made by directors, officers and other regular employees of the Corporation. The entire cost of soliciting proxies will be borne by the Corporation. The Corporation does not expect to pay any compensation for solicitation of proxies, but will reimburse brokers, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Shares held by such persons.

     Proposals of stockholders intended to be presented at the Corporation's next annual meeting of stockholders must be received at the Corporation's principal executive offices not later than February 1, 1995.

     The Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Meeting other than those specifically referred to herein. If, however, any other matters should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the Shares represented thereby in accordance with their best judgment on such matters.

                                            By Order of the Board of Directors

                                            HERBERT H. HAFT
                                            Chairman of the Board
June 1, 1994

                             TRAK AUTO CORPORATION

                                   P R O X Y

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 24, 1994

     The undersigned, a stockholder of Trak Auto Corporation, a Delaware corporation (the "Corporation"), hereby appoints Herbert H. Haft and R. Keith Green, attorneys and proxies of the undersigned, with full power of substitution, to vote and act for the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at the Marriott Courtyard, 8330 Corporate Drive, Landover, Maryland on Friday, June 24, 1994 and at any adjournments thereof, in respect of all shares of the Common Stock of the Corporation registered in the name of the undersigned as fully as the undersigned could vote and act if personally present, on the following matters:

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED. HOWEVER, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                         (CONTINUED, AND TO BE DATED AND SIGNED, ON OTHER SIDE.)

1. ELECTION OF DIRECTORS:            VOTE FOR all nominees / /          VOTE WITHHELD for all  / /                EXCEPTIONS* / /
                                     listed below                       nominees listed
  NOMINEES: Herbert H. Haft, R. Keith Green, Ronald S. Haft, Douglas M. Bregman, H. Ridgely Bullock, Larry G. Schafran, Bonita A.
  Wilson
  INSTRUCTIONS: To withhold authority to vote for any individual nominee, print that nominee's name on this line.
 *EXCEPTIONS:
             ---------------------------------------------------------------------------------------------------------------------
2. PROPOSAL TO RATIFY the selection of the firm of Arthur Andersen &    3. IN THEIR DISCRETION, on any other matters that may
   Co. as auditors for the fiscal year ending January 28, 1995.            properly come before the meeting or any adjournments
                                                                           thereof.
   FOR / /            AGAINST / /            ABSTAIN  / /
                                                                                                    ADDRESS CHANGE AND/OR  / /
                                                                                                    COMMENTS MARK HERE
                                                                                     PROXY DEPARTMENT
                                                                                     NEW YORK, N.Y. 10203-0523
                                                                                                Please date this proxy and sign
                                                                                                your name exactly as your name
                                                                                                appears herein. If the stock is
                                                                                                held jointly, all owners must
                                                                                                sign. When signing as attorney,
                                                                                                executor, administrator, trustee,
                                                                                                guardian or in another
                                                                                                representative capacity, please
                                                                                                give full title.

                                                                                                Dated                    , 1994
                                                                                                ----------------------------------
                                                                                                Signature of Stockholder
                                                                                                ----------------------------------
                                                                                                Signature of Stockholder
                                                                                       VOTES MUST BE INDICATED /// OR /X/ IN BLUE OR
                                                                                       BLACK INK.
                            PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED
                                ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                EDGAR APPENDIX


On page 14 of the printed version of the Proxy Statement, a line graph depicting the cumulative five year total return of an assumed $100 investment in the Corporation's Common Stock, the S&P 500 Index and the S&P Retail Store Specialty Index appears.